EXHIBIT 16.1


BAUMANN, RAYMONDO & COMPANY PA
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Certified Public Accountants




February 3, 2004



Securities and Exchange Commission
Washington, DC  20549



Ladies and Gentlemen:

We were previously principal accountants for Nanobac Pharmaceuticals, Inc. and under the date of January 31, 2003, we reported on the consolidated financial statements of Nanobac Pharmaceuticals, Inc. (f/k/a American Enterprise Corporation) as of and for the year ended December 31, 2002. On January 30, 2004, our appointment as principal accountants was terminated. We have read Nanobac Pharmaceutical, Inc.'s statements under Item 4 of its Form 8K dated January 30, 2003 and we agree with subparagraphs (a) (ii), (iii) and (iv) except that we are not in a position to agree or disagree with Nanobac Pharmaceuticals, Inc.'s statement that certain restatements will be reflected in future company filings or that the company is providing certain information to its new accountants.



Sincerely,


/s/ Baumann, Raymondo & Company, P.A.
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Baumann, Raymondo & Company, P.A.